Filer:
  Company Data:
    Company Name:  Campbell Strategic Allocation Fund, L.P.

    IRS Number:  52-1823554
    State of Incorporation:  Delaware
    Fiscal Year End:  12/31

    Business Address:  210 W. Pennsylvania Avenue
                       Baltimore, Maryland  21204
    Business Phone:    410-296-3301

    Filing Values:
      Form Type:  424B3
      SEC File Number:  333-61274



                  CAMPBELL STRATEGIC ALLOCATION FUND, L.P.
                         MONTHLY REPORT - JUNE 2002
                                -----------



                  STATEMENT OF CHANGES IN NET ASSET VALUE
                  ---------------------------------------


Net Asset Value (537,747.456 units) at May 31, 2002            $1,001,267,477
Additions of 10,058.260 units on June 30, 2002                     20,178,486
Redemptions of (4,365.325) units on June 30, 2002                  (8,757,547)
Offering Costs                                                       (536,314)
Net Income (Loss) - June 2002                                      78,078,005
                                                               --------------

Net Asset Value (543,440.391 units) at June 30, 2002           $1,090,230,107
                                                               ==============

Net Asset Value per Unit at June 30, 2002                      $     2,006.16
                                                               ==============



                         STATEMENT OF INCOME (LOSS)
                         --------------------------


Income:
  Gains (losses) on futures contracts:
    Realized                                                   $   19,087,420
    Change in unrealized                                           27,369,253

  Gains (losses) on forward and swap contracts:
    Realized                                                       74,761,382
    Change in unrealized                                          (37,195,684)
  Interest income                                                   1,386,624
                                                               --------------

                                                                   85,408,995
                                                               --------------

Expenses:
  Brokerage fee                                                     7,211,089
  Performance fee                                                           0
  Operating expenses                                                  119,901
                                                               --------------

                                                                    7,330,990
                                                               --------------

Net Income (Loss) - June 2002                                  $   78,078,005
                                                               ==============



                              FUND STATISTICS
                              ---------------


Net Asset Value per Unit on June 30, 2002                      $     2,006.16

Net Asset Value per Unit on May 31, 2002                       $     1,861.97

Unit Value Monthly Gain (Loss) %                                        7.74%

Fund 2002 calendar YTD Gain (Loss) %                                    1.49%



To the best of my knowledge and belief, the information contained herein is accurate and complete.



                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Financial Officer
                                  Campbell & Company, Inc.
                                  General Partner
                                  Campbell Strategic Allocation Fund, L.P.

                                  Prepared without audit




Dear Investor,

Perseverance can be a virtue....

Strong performance in the month of June 2002 contributed to an excellent second quarter, and positive returns for the year to date.

All major U.S. equity indices made new cycle lows as domestic and international investor confidence was battered by reports of scandalous corporate leadership conduct. New revelations of accounting irregularities are now raising serious questions about the quality of reported results and the integrity of corporate governance at the highest echelons of the U.S. business community.

The long-awaited U.S. economic recovery looks sluggish at best, as positive manufacturing data was offset by a slowdown in construction spending.
Continued turmoil in the Middle East and Central Asia added to the uncertain near-term outlook, which is of particular concern with second quarter corporate earnings reports due in July.

In this troubled environment, the U.S. dollar lost ground against most major trading partners, while interest rate futures rose and stock indices declined. These three sectors contributed significantly to profits in June, while small losses were recorded in the metals and energy sectors.

It is satisfying to note that Campbell & Company's strong second quarter performance was achieved in extremely adverse economic and geopolitical circumstances. While equity markets normally thrive on stability and predictability, managed futures investments often thrive in adversity. This characteristic is at the very core of our investment style.

Sincerely,


Bruce Cleland
President & CEO